250 Glen Street Glens Falls, NY 12801 NASDAQ® Symbol: “AROW“ Website: arrowfinancial.com Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 761-6741

William L. Owens Appointed to Arrow Board of Directors
GLENS FALLS, N.Y. (January 12, 2015) -- Arrow Financial Corporation has appointed former Congressman Bill Owens to its Board of Directors. He was also appointed as a Director of Arrow’s lead subsidiary bank, Glens Falls National Bank and Trust Company.

Mr. Owens represented New York’s 21st Congressional District from November 2009 until January 2, 2015. Prior to his election, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, where he practiced business and tax law for more than 30 years. Mr. Owens recently rejoined the firm as a partner. He also serves as Senior Strategic Advisor for the international law firm of McKenna Long & Aldridge, LLP.

Tom Murphy, President and CEO, stated: “We are honored to have Bill Owens serve as a Director. He brings to our Board a deep knowledge and understanding of the North Country and Plattsburgh region - an important market for our company - as well as extensive business experience and a strong commitment to his community. We look forward to his contributions to our future successes.”

Mr. Owens is an Air Force veteran, attaining the rank of Captain. He holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He received the U.S. Chamber of Commerce’s Spirit of Enterprise Award in 2013 and 2014, and was named Businessperson of the Year in 2005 by the North Country Chamber of Commerce.

Active in the community, Mr. Owens is Board President for the Adirondack Ballet Company, Trustee for the Plattsburgh Public Library, a Director for Community Providers and CVPH Medical Center Foundation, and a member of the North Country Chamber of Commerce. He resides in Plattsburgh with his wife, Jane.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; three property and casualty insurance agencies: Loomis & LaPann, Inc., McPhillips Insurance Agency, which is a division of Glens Falls National Insurance Agencies, LLC, and Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and our other filings with the Securities and Exchange Commission.